SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Oxford Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE AND PROXY STATEMENT

OXFORD INDUSTRIES, INC.

222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 7, 2002

      The Annual Meeting of Stockholders of Oxford Industries, Inc. will be held at the Company’s principal offices, 222 Piedmont Avenue, N.E., Atlanta, Georgia, on Monday, October 7, 2002 at 3:00 p.m., local time, for the following purposes:

(1) To elect three directors of the Company;

(2) To ratify the appointment of Ernst & Young LLP, independent auditors, as auditors for the fiscal year ending May 30, 2003; and

(3) To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on August 15, 2002 will be entitled to receive notice of and to vote at the meeting.

THOMAS C. CHUBB III
Secretary

Atlanta, Georgia
September 9, 2002

      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

PROXY STATEMENT
BENEFICIAL OWNERSHIP OF COMMON STOCK
1. ELECTION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
2. APPOINTMENT OF AUDITORS
FEES PAID TO AUDITORS
ANNUAL REPORT TO STOCKHOLDERS
EXPENSES OF SOLICITATION
STOCKHOLDER PROPOSALS
OTHER MATTERS

OXFORD INDUSTRIES, INC.

222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held October 7, 2002

       This proxy statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Oxford Industries, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on October 7, 2002 and any adjournment thereof. This proxy statement and the accompanying proxy will be first mailed to stockholders on or about September 9, 2002.

      When a proxy is properly completed, signed and returned, the shares it represents will be voted as specified by the stockholder or, if no specifications are made, will be voted “FOR” each of the matters proposed by the Board of Directors in this proxy statement. In addition, the persons named in the proxy will vote the shares in their discretion upon any other matters that may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters proposed in this proxy statement.

      A stockholder may revoke a proxy given pursuant to this solicitation at any time prior to the meeting by delivering to the Secretary of the Company either a written instrument of revocation or a properly signed proxy bearing a later date. In addition, the powers of the persons named in the proxy to vote the stockholder’s shares will be suspended if the stockholder is present at the meeting and elects to vote in person.

      Only stockholders of record at the close of business on August 15, 2002 are entitled to receive notice of and to vote at the meeting. Each stockholder is entitled to one vote per share of common stock held on such date. There were 7,515,929 shares outstanding on August 15, 2002.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

      The following table shows as of August 15, 2002 the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding common stock, the number of shares beneficially owned by each such person and the percentage of the Company’s outstanding common stock represented by such ownership. The nature of each person’s beneficial ownership is described in the footnotes to the table.

	Shares	Percent of
	Beneficially	Outstanding
Name and Address	Owned	Common Stock

Dimensional Fund Advisors Inc.	594,500(1)	7.91%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
J. Hicks Lanier	884,400(2)	11.77%
222 Piedmont Avenue, N.E.
Atlanta, GA 30308
SunTrust Banks, Inc.	409,134(3)	5.44%
303 Peachtree Street, Suite 1500
Atlanta, GA 30308
WEDGE Capital Management L.L.P.	852,000(4)	11.34%
2920 One First Union Center
301 South College Street
Charlotte, NC 28202

(1)	Dimensional Fund Advisors Inc. has sole voting and sole investment power with respect to all such shares and disclaims beneficial ownership of all such shares. This information was obtained from a Schedule 13G dated January 30, 2002.
(2)	The shares shown as beneficially owned by Mr. J. Hicks Lanier include (i) 236,529 shares held of record by Mr. Lanier with respect to which he has sole voting and sole investment power, (ii) 140,000 shares held by a charitable foundation of which Mr. Lanier is a trustee and with respect to which he has sole voting and sole investment power, (iii) 488,871 shares held by twenty trusts which benefit the late Mr. Sartain Lanier’s children (including Mr. Lanier) and grandchildren with respect to which Mr. Lanier has sole voting and sole investment power, and (iv) 19,000 shares which may be acquired within 60 days after August 15, 2002 by the exercise of stock options under the Company’s stock option plans.
(3)	The shares reported are held by SunTrust Banks, Inc. or its subsidiaries in various fiduciary and agency capacities. SunTrust Bank has sole voting and sole investment power with respect to all such shares. SunTrust Bank has advised the Company that it disclaims beneficial ownership of all such shares.
(4)	WEDGE Capital Management L.L.P. has sole voting and sole investment power with respect to all such shares. This information was obtained from a Schedule 13G dated January 29, 2002.

Beneficial Ownership of Common Stock by Executive Officers and Directors

      The following table shows as of August 15, 2002 the number of shares of the Company’s common stock beneficially owned by each director, by each nominee for director and by all directors and executive officers as a group, and the percentage of the Company’s outstanding common stock represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

	Shares	Percent of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned(1)	Common Stock

Ben B. Blount, Jr.	25,732	*
L. Wayne Brantley	17,000	*
Cecil D. Conlee	4,000	*
Tom Gallagher	2,000	*
R. Larry Johnson	23,178	*
J. Hicks Lanier	884,400 (2)	11.77%
J. Reese Lanier	361,332 (3)	4.81%
Knowlton J. O’Reilly	22,000	*
Clarence B. Rogers, Jr.	1,000	*
Robert E. Shaw	1,000	*
Helen B. Weeks	0	*
E. Jenner Wood III	500	*
All Directors and Executive Officers as a Group (14 Individuals)	1,345,986	17.91%

*	Less than 1%

(1)	Includes all shares which may be acquired within 60 days after August 15, 2002 by the exercise of stock options under the Company’s stock option plans as follows: 19,000 shares by Mr. Blount, 17,000 shares by Mr. Brantley, 12,800 shares by Mr. Johnson, 19,000 shares by Mr. J. Hicks Lanier, 17,000 shares by Mr. O’Reilly and 3,200 by Mr. Frank Sahagian, Jr. Does not include shares beneficially owned by spouses and children of officers and directors, and such officers and directors disclaim beneficial ownership of such shares.
(2)	See footnote 2 under “Beneficial Ownership of Common Stock — Principal Stockholders.”
(3)	The shares shown as beneficially owned by Mr. J. Reese Lanier include (i) 322,741 shares held of record by Mr. Lanier with respect to which he has sole voting and sole investment power and (ii) 38,591 shares held by a charitable foundation with respect to which Mr. Lanier has sole voting and sole investment power.

1. ELECTION OF DIRECTORS

      The Company’s Board of Directors presently has 10 members. The directors are divided into three classes that are as nearly equal in size as possible and are elected to staggered three-year terms. A director holds office until the annual meeting of stockholders held in the year during which the director’s term ends or until a successor is elected and qualified.

      The Board has nominated Cecil D. Conlee, J. Reese Lanier and Knowlton J. O’Reilly for re-election as Class I Directors to hold office until 2005. If a nominee becomes unable to serve as a director, a proxy may, in the discretion of the person(s) named in the proxy, be voted for a substitute nominee or may not be voted at all. Each nominee has consented to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      The following table provides information regarding the nominees and the continuing directors:

	Year First	Principal Occupation,
	Elected	Business Experience,
Name	Director	and Other Directorships	Age

Nominated — Class I Directors — Terms Expire in 2005
Cecil D. Conlee	1985	Mr. Conlee is Chairman of CGR Advisors, a real estate advisory company, and has held this position since 1990. He is also a director of Central Parking Corporation.	66
J. Reese Lanier(1)	1974	Mr. Lanier is self-employed in farming and related businesses and has had this occupation for more than five years.	59
Knowlton J. O’Reilly	1987	Mr. O’Reilly has been Group Vice President of the Company since 1978.	62
Continuing — Class II Directors — Terms Expire in 2003
Tom Gallagher	1991	Mr. Gallagher is President of Genuine Parts Company, a distributor of automotive replacement parts, industrial products, office supplies and electrical and electronic parts, and has held this position since 1990. He is also a director of Genuine Parts Company, STI Classic Funds, and STI Classic Variable Trust. Mr. Gallagher was a director of National Services Industries, Inc. until January 1, 2002.	54
J. Hicks Lanier(1)	1969	Mr. Lanier has been President of the Company since 1977. In 1981, he was elected Chairman of the Board of the Company. He is also a director of Crawford & Company, West Point Stevens, Inc., Genuine Parts Company and SunTrust Bank, Georgia.	62
Robert E. Shaw	1991	Mr. Shaw is Chairman of the Board and Chief Executive Officer of Shaw Industries, Inc., a manufacturer and seller of carpeting to retailers and distributors.	71
Continuing Class III Directors — Terms Expire in 2004
Ben B. Blount, Jr.	1987	Mr. Blount has been Executive Vice President — Planning, Finance and Administration and Chief Financial Officer of the Company since 1995.	63

	Year First	Principal Occupation,
	Elected	Business Experience,
Name	Director	and Other Directorships	Age

Clarence B. Rogers, Jr.	1995	Mr. Rogers became Chairman of the Executive Committee of Equifax Inc. in May of 1999. He was Chairman of the Board of Equifax Inc. from January 1996 until May 1999. He was Chairman and Chief Executive Officer of Equifax Inc. from October 1992 until December 1995. Mr. Rogers is currently a Director of Datagistics Inc.	72
Helen Ballard Weeks	1998	Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she recently retired.	48
E. Jenner Wood III	1995	Mr. Wood became Chairman, President and Chief Executive Officer of Sun Trust Bank, Georgia in March 2001. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2001. Mr. Wood is a director of Cotton States Life Insurance Co., Cotton States Mutual Insurance Co., Crawford & Company and Georgia Power Company.	51

(1)	J. Hicks Lanier and J. Reese Lanier are first cousins.

BOARD AND COMMITTEE MEETINGS AND DIRECTOR COMPENSATION

      During the 2002 fiscal year, the Board of Directors met four times, and each director attended at least 75% of the aggregate meetings of the Board and the committees on which the director served. Non-employee directors received quarterly fees for services of $5,000 and a meeting fee of $1,000 for each Board or committee meeting attended.

Nominating Committee

      The Nominating Committee recommends to the Board of Directors nominees for election as director. The members of the Nominating Committee are Cecil D. Conlee, Tom Gallagher, Helen Ballard Weeks and E. Jenner Wood III. The Nominating Committee did not meet during the 2002 fiscal year.

Audit Committee

      The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the Company’s independent auditors, the Director of the Company’s internal audit department and other members of Company management. The members of the Audit Committee are Cecil D. Conlee, J. Reese Lanier and E. Jenner Wood III. The Audit Committee met three times during the 2002 fiscal year.

Audit Committee Report

      The Audit Committee of the Board of Directors currently has three members, each of whom is an independent director under the rules of the New York Stock Exchange. The Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements contained in the Annual Report on Form 10-K for fiscal 2002 with the Company’s management and the independent auditors.

      The Company’s management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for auditing the Company’s financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

      The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2002 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman

J. Reese Lanier
E. Jenner Wood III

Stock Option and Compensation Committee

      The Stock Option and Compensation Committee administers the Company’s stock option and restricted stock plans, determines the compensation of the Company’s Chief Executive Officer and approves the compensation of the Company’s other executive officers. The members of the Stock Option and Compensation Committee are Clarence B. Rogers, Jr., Robert E. Shaw and Helen Ballard Weeks. The Stock Option and Compensation Committee met once during the 2002 fiscal year.

Stock Option and Compensation Committee Report

      The Stock Option and Compensation Committee of the Board of Directors currently has three members, each of whom is an independent, non-employee director. The Committee administers the Company’s stock option and restricted stock plans. The Committee also determines the compensation of the Company’s Chief Executive Officer and approves the compensation of the other executive officers. The Committee meets formally once each year and may have informal telephone meetings at other times during the year.

     Compensation Policy

      The Company’s compensation policy is to pay for performance. Compensation practices for all executives, including the executive officers, are designed to encourage and reward the achievement of the Company’s objectives. The achievement of these objectives should enhance stockholder value.

     Executive Compensation Program

      The Company’s executive compensation program has three elements. Those elements are base salary, short-term incentive compensation in the form of annual cash bonuses and long-term incentive awards in the form of stock option grants. These elements comprise virtually all of the compensation of the Company’s executives.

      Base Salary. Each position in the Company is assigned a job grade based on the responsibilities of the position. For each job grade, a salary range is determined based on compensation surveys. An individual’s salary is determined by the person’s job grade and individual performance. The Company’s executive officers set the salary of each executive. The Chief Executive Officer sets the salaries of all other executive officers, and the Committee sets the salary of the Chief Executive Officer.

      Short-term Incentive Compensation. Each executive officer, including the Chief Executive Officer, participates in the Company’s Management Bonus Program. This program is designed to encourage the achievement of the Company’s profit objectives by rewarding executives when these objectives are met or exceeded. At the beginning of each fiscal year, a target bonus level is established for each employee eligible to participate in the Management Bonus Program. In addition, a “threshold” return on net assets (“RONA”), a “target” RONA and a “maximum” RONA are established for each business unit and the Company as a whole.

      The threshold RONA must be met before any bonus is earned. If a business unit’s RONA for the fiscal year equals or exceeds the threshold RONA, and if other requirements of the bonus plan are met, eligible participants will earn a bonus. The bonus amount increases as the business unit’s RONA increases above the threshold RONA, up to the maximum RONA. Also, if the threshold RONA is met or exceeded, the bonus for the business unit is adjusted upward or downward to reflect the business unit’s sales increase or decrease. Each RONA level may be adjusted by up to plus or minus 25% for the applicable business unit’s sales increase or decrease from the prior year. Finally, if the threshold RONA is met or exceeded, an individual may receive an additional bonus amount based on his or her individual accomplishments. This individual performance element cannot exceed one hundred percent of the individual’s earned bonus.

      Messrs. Lanier, Blount, and the Company’s Group Vice Presidents set the target bonus levels for all other executives and approve individual performance bonuses. Mr. Lanier, with the approval of the Committee, determines the bonus targets and individual performance bonuses for Mr. Blount and the Group Vice Presidents. The bonus paid to Mr. Blount and the corporate staff is based on the Company’s overall RONA.

The bonus paid to the Group Vice Presidents, Messrs. Brantley, Johnson, Sahagian and O’Reilly, and to other executives is based on the RONA for the executive’s business unit or business units.

      Long-term Incentive Compensation. The Company’s long-term incentive compensation program currently consists of grants of nonqualified stock options. The Committee generally grants stock options on an annual basis, with the option price for the stock options set at the current fair market value of the Company’s common stock. The size of the stock option grants are based on the individual’s level of responsibility within the Company, and individuals within the same job grade generally receive similar stock option awards. Stock option grants are generally subject to a five-year vesting schedule. The Committee believes that stock option grants more closely align the interests of executives with those of the Company’s shareholders, as executives do not receive value from a grant unless the Company’s stock price increases.

  Compensation of the Company’s Chief Executive Officer

      In reviewing Mr. Lanier’s base salary, the Committee took into account the Company’s financial performance relative to the results of other publicly traded apparel companies. The Committee reviewed the strategic actions taken by Mr. Lanier to improve the future profitability and growth prospects of the Company. These actions included the establishment of several manufacturing joint ventures to improve the Company’s cost competitiveness and expense reduction initiatives to improve profitability. Under Mr. Lanier’s direction, the Company also dramatically reduced inventories, resulting in a significant improvement in liquidity and the elimination of bank debt. The Committee noted that these accomplishments were particularly noteworthy given the challenging retail environment and adverse economic conditions that prevailed during fiscal year 2002. The Committee then reviewed the salary increases being given to the Company’s other executive officers and discussed the salaries of Mr. Lanier’s peers in the industry. Based on its assessment of these factors, the Committee increased Mr. Lanier’s annual base salary by 5.2% to $500,000 effective August 1, 2002. (The Committee notes that, in addition to base salary, Mr. Lanier participates in some Company-provided benefit programs such as life insurance, the Executive Savings Program and the Non-Qualified Deferred Compensation Plan that increase total base compensation as reported in the Executive Compensation Table.)

      For the fiscal year ending on May 31, 2002, Mr. Lanier’s target bonus amount under the Company’s Management Bonus Program was $236,200. Based on the Company’s results for fiscal 2002, Mr. Lanier’s earned bonus was $15,825. In addition to his earned bonus, Mr. Lanier was eligible to receive an individual performance bonus in a range from 0 to 100% of his earned bonus. In determining the amount of this individual performance bonus, the Committee considered the factors described above with respect to base salary, as well as the individual performance bonuses being given to the other executive officers of the Company. Based on these considerations, the Committee awarded Mr. Lanier an individual performance bonus of 58% of his earned bonus, or $9,175, for a total bonus of $25,000 for fiscal year 2002.

      The Committee determined that Mr. Lanier’s target bonus for fiscal 2003 is $245,650, an increase of 4% over the preceding year. The Committee will continue to have the discretion to award Mr. Lanier an individual performance bonus of up to 100% of his formula-derived bonus. When considering the amount, if any, of such an individual performance bonus, the Committee will evaluate the Company’s sales, earnings and return on net assets, its total return to stockholders, the Company’s relative performance compared to other apparel companies and Mr. Lanier’s achievements during the year.

      In July 2002, the Committee awarded stock options to the Company’s executive officers and other executives. Mr. Lanier was granted an award of options for 5,000 shares of the Company’s common stock. The

Committee believes that this and previous stock option grants provide incentive for Mr. Lanier to maximize the Company’s performance to the benefit of all shareholders.

  Code Section 162(m) Implications for Executive Compensation

      It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986. This Section limits the Company’s annual deduction to $1,000,000 for compensation paid to its chief executive officer and to the next four most highly compensated executives of the Company. Certain compensation that qualifies as performance-based or that meets other requirements under the Code may be exempt from the Code Section 162(m) limit. In that regard, the Committee continues to carefully consider the impact of that tax code provision. Given the Company’s current level of executive compensation, no further action is required at this time.

  Conclusion

      The Committee believes that the Company’s executive compensation program is competitive and provides the appropriate mix of incentives to achieve the goals of the Company. The achievement of these goals should enhance the profitability of the Company and provide sustainable value to the Company’s stockholders.

Respectfully submitted,

Robert E. Shaw, Chairman

Clarence B. Rogers, Jr.
Helen B. Weeks

Compensation Committee Interlocks and Insider Participation

      Mr. Tom Gallagher, President of Genuine Parts Company, serves as a director of the Company. Mr. Hicks Lanier serves as a director of Genuine Parts Company and is a member of its Compensation Committee.

Certain Relationships and Related Transactions

      SunTrust Banks, Inc. and its subsidiaries are principal stockholders of the Company (see “Beneficial Ownership of Common Stock — Principal Stockholders” above). Mr. E. Jenner Wood III was Chairman, President and Chief Executive Officer of SunTrust Bank, Georgia at the end of the 2002 fiscal year. During that year, SunTrust Bank made short-term loans to the Company under a line of credit arrangement. The maximum amount of loans outstanding under this arrangement at any time during the 2002 fiscal year was $7,500,000. SunTrust Bank also made loans to the Company under a revolving accounts receivable securitization program. The maximum amount of loans outstanding under this arrangement at any time during the 2002 fiscal year was $53,000,000. SunTrust Bank issued letters of credit on the Company’s behalf in connection with the Company’s purchases of imported goods. The greatest aggregate amount of outstanding letters of credit issued by SunTrust Bank, Atlanta on the Company’s behalf during the 2002 fiscal year was $1,020,520. SunTrust Bank charges fees of approximately one percent (1%) of the outstanding amount of each letter of credit over a 360-day period. The maximum amount of loans and letters of credit outstanding under these arrangements at any time during the 2002 fiscal year was approximately $58,051,750. SunTrust Bank performs payroll and stock transfer services for the Company. The foregoing transactions with SunTrust

Bank involve arm’s length terms and conditions competitive with those obtainable from comparable banking institutions.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table discloses compensation awarded, earned or paid to the Company’s Chief Executive Officer and its four other highest-paid executive officers during the three preceding fiscal years:

				Long-Term
				Compensation

				Award	Award	Payout
		Annual
		Compensation($)		Stock	Restricted	Long-Term
				Options	Stock	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus	(Shares)	($)	Payouts($)	Compensation(1)($)

J. Hicks Lanier	2002	471,976	25,000	5,000	0	0	26,344
Chairman of the Board &	2001	469,460	20,348	10,000	0	0	17,146
Chief Executive Officer	2000	468,258	177,555	10,000	0	0	7,107
Ben B. Blount, Jr.	2002	394,788	14,887	5,000	0	0	22,071
Executive Vice President	2001	389,975	9,569	10,000	0	0	14,320
& Chief Financial Officer	2000	382,293	83,475	10,000	0	0	7,742
L. Wayne Brantley	2002	303,470	96,949	5,000	0	0	6,604
Group Vice President	2001	294,607	42,526	10,000	0	0	5,574
	2000	278,974	47,845	10,000	0	0	4,612
R. Larry Johnson	2002	258,192	—	4,000	0	0	14,438
Group Vice President	2001	252,669	59,757	7,500	0	0	11,999
	2000	248,126	5,780	7,500	0	7,622	6,526
Knowlton J. O’Reilly	2002	403,559	—	5,000	0	0	5,925
Group Vice President	2001	411,303	59,466	10,000	0	0	5,987
	2000	395,972	305,100	10,000	0	0	5,931

(1)	All other compensation includes Excess Group Life Insurance in the amounts of $7,088 for Mr. Lanier, $5,864 for Mr. Blount, $3,401 for Mr. Brantley, $3,698 for Mr. Johnson and $5,547 for Mr. O’Reilly. It also includes the Company’s share of Split Dollar Life Insurance in the amounts of $378 for Mr. Lanier, $416 for Mr. Blount, $309 for Mr. Brantley, $413 for Mr. Johnson and $378 for Mr. O’Reilly. It also includes matching contributions to the Company’s Retirement Savings Plan in the amounts of $2,932 for Mr. Lanier, $2,932 for Mr. Blount, $2,894 for Mr. Brantley and $2,932 for Mr. Johnson. Finally, it includes matching contributions to the Company’s Non-Qualified Deferred Compensation Plan in the amounts of $15,946 for Mr. Lanier, $12,859 for Mr. Blount and $7,395 for Mr. Johnson.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information concerning stock options granted in the fiscal year to the named executive officers. None of the named executive officers were granted stock appreciation rights.

	Individual Grants

		Percent of
		Options
		Granted to	Exercise or		Grant Date
	Options	Employees	Base Price		Present Value(1)
Name	Granted(#)	in Fiscal Year	($/SH)	Expiration Date	($6.35/SH)

J. Hicks Lanier	5,000	4.46%	21.45	July 16, 2011	31,750
Ben B. Blount, Jr.	5,000	4.46	21.45	July 16, 2011	31,750
L. Wayne Brantley	5,000	4.46	21.45	July 16, 2011	31,750
R. Larry Johnson	4,000	3.57	21.45	July 16, 2011	25,400
Knowlton J. O’Reilly	5,000	4.46	21.45	July 16, 2011	31,750

(1)	“Grant Date Present Value” represents the estimated present value of the stock options measured at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.488%; dividend yield of 3.92%; volatility factor of 0.3220 and an expected option life of ten years.

AGGREGATED OPTION EXERCISES IN

LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

      The following table provides information concerning stock option exercises in fiscal 2002 by the named executive officers and the value of their unexercised options on May 31, 2002.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

				Value of
			Number of Shares	Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired	Value	Options at	Options at
Name	on Exercise	Realized	Fiscal Year-End	Fiscal Year-End

			Exercisable/	Exercisable/
			Unexercisable	Unexercisable
J. Hicks Lanier	25,000	$129,000	12,000	$20,200
			23,000	110,300
Ben B. Blount, Jr.	20,000	78,400	12,000	20,200
			23,000	110,300
L. Wayne Brantley	27,000	104,908	10,000	0
			23,000	110,300
R. Larry Johnson	16,500	80,863	7,500	0
			17,500	84,200
Knowlton J. O’Reilly	7,000	26,200	10,000	0
			23,000	110,300

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s stock against the cumulative total return of (i) Apparel & Accessories and (ii) the S & P SmallCap 600 Index for a period of five years beginning May 30, 1997 and ending May 31, 2002. The performance graph assumes an initial investment of $100 and reinvestment of dividends.

	6/97	6/98	6/99	6/00	6/01	6/02

Oxford Industries, Inc.	$100	$148	$121	$71	$103	$136
Apparel & Accessories	$100	$119	$86	$66	$74	$83
S & P SmallCap 600	$100	$124	$115	$132	$149	$164

2. APPOINTMENT OF AUDITORS

      The Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for the current year. Arthur Andersen LLP served as the Company’s independent auditors for 2001. On May 22, 2002, the Company terminated the engagement of Arthur Andersen LLP and appointed Ernst & Young LLP as its new independent auditors, effective on such date. The decision to replace Arthur Andersen LLP was made upon the recommendation of the Audit Committee. A key factor in this decision was the fact Ernst & Young LLP maintains a specialized retail, manufacturing and distribution practice and has recognized expertise in this area. The Board of Directors considers Ernst & Young LLP accountants to be well qualified and recommends that the stockholders vote to ratify their appointment. Stockholder ratification of the appointment of auditors is not required by law; however, the Board of Directors considers the solicitation of stockholder ratification to be in the Company and stockholders’ best interests.

      During the Company’s fiscal years ended June 2, 2000 and June 1, 2001 and the subsequent interim period through May 22, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of auditing principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s fiscal years ended June 2, 2000 and June 1, 2001 and the subsequent interim period through May 22, 2002.

      The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal years 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP for the fiscal year ending May 30, 2003 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select other auditors for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to questions from stockholders.

FEES PAID TO AUDITORS

      Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the Company’s Quarterly Reports on Form 10-Q for the first, second and third quarters of the fiscal year ending May 31, 2002 totaled $15,000 and for foreign statutory audits totaled $25,147. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002 totaled $180,000 and for a foreign statutory audit totaled $5,749.

      Financial Information Systems Design and Implementation Fees. Neither Arthur Andersen LLP, nor Ernst & Young LLP, rendered to the Company professional services related to financial information systems design and implementation for the fiscal year ending May 31, 2002.

      All Other Fees. The aggregate fees billed by Arthur Andersen LLP for the fiscal year ended May 31, 2002 for non-audit services rendered to the Company were $23,500. The aggregate fees billed by Ernst & Young LLP for the fiscal year ended May 31, 2002, for non-audit services rendered to the Company totaled $43,212.

ANNUAL REPORT TO STOCKHOLDERS

      The Company’s Annual Report for the fiscal year ended May 31, 2002, including consolidated financial statements, has been mailed to stockholders.

EXPENSES OF SOLICITATION

      The cost of soliciting proxies will be borne by the Company. The Company is supplying brokers, dealers, banks and voting trustees, or their nominees, with copies of this proxy statement and of the 2002 Annual Report for the purpose of soliciting proxies from beneficial owners of the Company’s common stock, and the Company will reimburse such brokers and other record holders for their reasonable out-of-pocket expenditures made in such solicitation. Proxies may be solicited by employees of the Company by mail, telephone, telegraph and personal interview. The Company does not presently intend to pay compensation to any individual or firm for the solicitation of proxies. If management should deem it necessary and appropriate, however, the Company may retain the services of an outside individual or firm to assist in the solicitation of proxies.

STOCKHOLDER PROPOSALS

      Stockholders who wish to submit proposals to be included in the 2003 proxy materials and to be voted upon at the 2003 Annual Meeting must do so by May 7, 2003. Any such proposal should be presented in writing to the Secretary of the Company at the Company’s principal offices.

OTHER MATTERS

      The minutes of the Annual Meeting of Stockholders held on October 1, 2001 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes. The Board of Directors knows of no other matters to be brought before the meeting. If any other matters should come before the meeting, however, the persons named in the proxy will vote such proxy in accordance with their discretion on such matters.

Thomas C. Chubb III
Secretary

OXFORD INDUSTRIES, INC.
PROXY - Annual Meeting of Stockholders, October 7, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned appoints J. HICKS LANIER, BEN B. BLOUNT, JR. and THOMAS C. CHUBB III, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of the common stock of Oxford Industries, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, October 7, 2002, at 3:00 p.m., local time, at the principal offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said persons are directed to vote as follows, and otherwise in their discretion upon any other business:

1.	Proposal to elect the three nominees listed below. If a nominee becomes unable to serve, the proxy will be voted for a substitute nominee or will not be voted in the discretion of said persons appointed above.

☐ FOR all nominees listed below (except as marked to the contrary*)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

   Nominees: Cecil D. Conlee, J. Reese Lanier and Knowlton J. O’Reilly

*INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Proposal to ratify the appointment of Ernst & Young LLP, independent auditors, as auditors for the fiscal year ending May 30, 2003.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(continued and to be signed on reverse)

   Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

Signature

Signature if held jointly

Dated:	, 2002

IMPORTANT: Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.